EXHIBIT 21.1

SUBSIDIARIES OF PEOPLE'S LIBERATION, INC.

People's Liberation, Inc. has two wholly owned subsidiaries: Versatile Entertainment, Inc., a California corporation, and Bella Rose, LLC, a California limited liability company.

Bella Rose, LLC owns a 50% membership interest in each of William Rast Sourcing, LLC, a California limited liability company, William Rast Licensing, LLC, a California limited liability company, and J. Lindeberg USA, LLC, a California limited liability company. Bella Rose, LLC has operational control of each of William Rast Sourcing, LLC, William Rast Licensing, LLC, and J. Lindeberg USA, LLC, as discussed elsewhere in this current report on Form 10-K.  William Rast Europe Holdings, LLC, a Delaware limited liability company, is a wholly-owned subsidiary of William Rast Sourcing.  William Rast Europe B.V. is a wholly-owned subsidiary of William Rast Europe Holdings, LLC.  William Rast Retail, LLC, a California limited liability company, is a wholly-owned subsidiary of William Rast Sourcing.  J. Lindeberg USA Retail, LLC, a California limited liability company, is a wholly-owned subsidiary of J. Lindeberg USA.